EXHIBIT 1

GBANK FINANCIAL HOLDINGS INC.

PROMISSORY NOTE

$76,462.50	MAY 16, 2022

FOR VALUE RECEIVED, EDWARD M. NIGRO (“Borrower”), promises to pay to the order of GBANK FINANCIAL HOLDINGS INC. (“Lender”), at 9115 West Russell Road, Suite 110, Las Vegas, Nevada 89148, or at such other place or places as Lender from time to time may designate in writing, the principal sum of SEVENTY-SIX THOUSAND FOUR HUNDRED SIXTY-TWO DOLLARS AND 50/100 CENTS ($76,462,50), in lawful money of the United States of America, which shall be legal tender in payment of all debts and dues, public and private, at the time of payment, in accordance with the provisions hereinafter set forth.

1.	DEFINITIONS. The following terms shall have the meanings set forth below:

(a)	“Bank” means Bank of George.

(b)	“Loan Balance” means collectively, the Principal Amount, accrued and unpaid interest, and other amounts due under the Loan Documents.

(c)	“Loan Documents” has the meaning assigned such term in Section 15 of this Note.

(d)	“Maturity Date” shall have the meaning given to it in Section 2.

(e)	“Pledge Agreement” means that certain Assignment, Pledge and Security Agreement dated as of the date hereof between Borrower and Lender.

(f)	“Principal Amount” means SEVENTY-SIX THOUSAND FOUR HUNDRED SIXTY-TWO DOLLARS AND 50/100 CENTS ($76,462,50).

(g)	“Note” means this promissory note.

(h)	“Triggering Event” shall have the meaning given to it in Section 5.

2.

SCHEDULED LOAN TERM.  Unless sooner due as provided below, on MAY 16, 2031 (the “Maturity Date”), Borrower shall pay to Lender the then entire outstanding Principal Amount and all accrued but unpaid interest thereon, together with all other amounts then due hereunder or under any of the Loan Documents; provided, however, Borrower may request that the Maturity Date be extended for an additional one (1) year from the then applicable Maturity Date as long as at the time of such Maturity Date (a) Borrower (i) is an employee or director of Lender or the Bank, (ii) is a retired employee of Lender or the Bank or (iii) has terminated employment due to disability; and (b) no default or Event of Default has occurred under Loan Documents.

3.	DISBURSEMENT OF LOAN PROCEEDS. The Loan proceeds shall be used to finance all of the exercise price on options that Borrower holds to acquires shares of Lender’s common stock.

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4.

PRINCIPAL AND INTEREST PAYMENTS.  This Note shall bear interest at the rate of 2.51%; provided, however, in the event the Maturity Date has been extended pursuant to Section 2 above, then during such one (1)-year extension period this Note shall bear interest at the rate determined by the Board of Directors of the Lender as of the date of such extension.  Accrued and unpaid interest on this Note shall be due and payable throughout the term of this Note annually in arrears no later than the 15th day following the applicable year end, commencing with the annually interest payment due January, 15, 2023.  The Loan Balance and any accrued but unpaid interest will be due on the Maturity Date.  In the event that Borrower fails to pay such payments when due, and such failure shall continue without remedy for five (5) or more business days, Borrower shall be required to pay interest on such outstanding payment pursuant to Section 9.  Interest on the Notes shall be calculated on elapsed 365/360 basis; that is, by applying the ratio of the interest rate over a year of 360 days, multiplied by the outstanding principal balance, multiplied by the actual number of days the principal balance is outstanding.

5.

TRIGGERING EVENTS/LENDER REPURCHASE RIGHT.  The entire Loan Balance shall be due and payable in full upon the occurrence of any one or more of the following events (each a “Triggering Event”).  Borrower shall promptly give notice to Lender of the occurrence of any Triggering Event not fewer than thirty (30) days in advance of such occurrence (except that no such notice shall be required prior to a default or the Maturity Date):

(a)	a default or Event of Default occurs under Loan Documents that is not fully cured within the time, if any, provided for cure therein;

(b)	the Borrower’s termination of employment from the Lender or the Bank for any reason other than retirement or due to disability (as defined in the employee policies of Bank);

(c)	a change of control of the Lender or the Bank (within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended;

(d)	the Maturity Date.

In order to facilitate the Borrower’s repayment of the Loan Balance, the Lender may, in its sole discretion and in accordance with Section 5.3 of the Pledge Agreement, repurchase all or a sufficient number of the shares from the Borrower, with the proceeds of such sale used by the Borrower to repay the Loan Balance in full and any amounts in excess of the Loan Balance may be retained by the Borrower.  The purchase price per share in such instance will equal the daily volume weighted average price per share of Lender’s common stock on the OTCQX for the twenty (20) most recent trading days, ending on and including the business day immediately before the repurchase date, as determined by the Lender’s Board of Directors, in its sole discretion.

6.

APPLICATION OF PAYMENTS.  All payments on this Note shall, at the option of Lender, be applied first to the payment of late charges, if any, then to interest due, and then to the payment of any other sums due from Borrower to Lender pursuant to the Loan Documents, then to the payment of accrued and unpaid interest, and, after all such charges, sums and interest have been paid, any remainder shall be applied to reduction of the Principal Amount.

7.

PREPAYMENT.  Borrower may prepay, without penalty, the then outstanding Principal Amount and all other monies then due under this Note and/or under any of the other Loan Documents, including but not limited to accrued and unpaid interest, in full (but not in part) on any regularly scheduled annually payment date during the Loan Term without payment of any prepayment premium.

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8.

DEFAULT.  If Borrower fails to pay any principal or interest on the Note when due or any other Event of Default occurs, after giving effect to the applicable grace, notice or cure period, if any, specified in the applicable Loan Document, then or at any time thereafter at the option of Lender, and so long as such default remains uncured, the entire Loan Balance shall immediately become due and payable without further notice, and Lender may exercise any and all of its remedies under any of the Loan Documents or available at law or in equity, including without limitation the right to proceed against any or all of the security for this Note, in such order and in such manner as Lender shall elect in its sole discretion, without waiving any rights to any other security.

9.

RATE OF INTEREST; LATE CHARGE. If the unpaid principal balance and all accrued interest are not paid in full on the maturity date of the Note, the unpaid principal balance and all accrued interest shall bear interest from the maturity date at a rate equal to the Interest Rate on this Note, plus three percent (3%).  All charges shall be assessed automatically by Lender without notice to the Borrower, and any failure to invoice Borrower therefor shall not be deemed waiver thereof.  Borrower hereby waives any statutory or other requirements for notice of imposition of such late charges.

Initials: EMN

This section shall not be construed as an agreement or privilege to extend Borrower’s time to make any payment or to extend the Maturity Date, nor as a waiver of any other right or remedy accruing to Lender by reason of the occurrence of any default.

Initials: EMN

Borrower acknowledges that: (x) any late payment or other default under the Note will cause Lender to incur additional costs and expenses in servicing and processing the Note, (y) during the time that any monetary default under this Note is continuing Lender will incur additional costs and expenses arising from its loss of the use of the money due and from the adverse impact on Lender’s ability to meet its other obligations and to take advantage of other investment opportunities, and (z) it is extremely difficult and impractical to determine those additional costs and expenses and the value of the lost investment opportunities.  Borrower also acknowledges that, during the time that any default under the Note has occurred and is continuing, Lender’s risk of nonpayment of the Note will be increased and Lender is entitled to be compensated for such increased risk.  Borrower agrees and shall be estopped to deny that the Late Charge represents a fair and reasonable estimate of the additional costs and expenses, lost investment opportunities, and additional risk that Lender would incur on account of late payment, late performance or default by Borrower.

Borrower’s failure to pay late charges on or before the date due constitutes a default under this Note.

Initials: EMN

10.

COSTS OF COLLECTION. If this Note, or any portion thereof, is not paid when due, whether at maturity or by acceleration, Borrower promises to reimburse Lender, upon demand, for all Lender’s costs of collection, including, but not limited to, reasonable attorneys’ fees and expenses, including fees and expenses related to the prosecution or defense of the appeal from any judgment related to this Note, and all expenses incurred in connection with the protection or realization of the collateral securing the payment hereof or enforcement of any guaranty, incurred by or on behalf of Lender on account of such collection, whether or not suit is filed hereon.

11.

INTANGIBLE TAXES.  Borrower agrees to pay, and hereby agrees to indemnify, protect, defend and hold Lender harmless from and against, any documentary excise taxes, intangible taxes, and/or similar taxes that may be payable on this Note or the indebtedness evidenced hereby.

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12.

USURY. In the event the interest provisions hereof or any payments of interest (or any other payments deemed under applicable law to be interest) provided for herein or in the other Loan Documents shall result for any reason at any time during the life of the Note, in an effective rate of interest which transcends the limits of the usury or any other law applicable to the Note evidenced hereby, all sums in excess of the amount permitted by applicable law, shall be deemed applied to the Principal Amount of this Note immediately upon receipt of such monies by the Lender hereof, with the same force and effect as though the Borrower had specifically designated such extra sums to be so applied to principal and the Lender hereof had agreed to accept such extra payment(s) as a premium-free payment.  In no event shall any agreed-to or actual exaction as consideration for this Note transcend the limits imposed or provided by the law applicable to this transaction or the makers hereof in the State of Nevada, for the use or detention of money or for forbearance in seeking its collection. In addition to the foregoing, Lender may at its sole option and, to the maximum extent permitted under applicable law: (i) characterize any nonprincipal payment as an expense, fee or premium rather than as interest; (ii) exclude voluntary prepayments and the effects thereof; (iii) ”spread” the total amount of interest throughout the entire term of this Note so that the interest rate payable on this Note is uniform throughout the entire term of this Note; or (iv) refund any amount which may be deemed to be interest in excess of the maximum rate permitted by applicable law.  All references in this Note and in any other Loan Document to the highest lawful rate permissible under the laws of the State of Nevada shall be construed to include the highest lawful rate to which parties may agree by written agreement.

13.

NON-WAIVER OF LENDER’S RIGHTS.  No single or partial exercise of any power hereunder or under any other Loan Document, shall preclude any other and further exercise thereof or the exercise of any other power or remedy at law or in equity.  Lender shall at all times have the right to proceed against any portion of the security pledged by the Loan Documents in such order and in such manner as Lender may deem fit, without waiving any rights with respect to any other portion of the security pledged by the Loan Documents.  No delay or omission on the part of Lender in exercising any right hereunder shall operate as a waiver of such right or of any other right under this Note.  Borrower specifically agrees that Lender’s acceptance of any partial payment of any sums due under this Note or under any other Loan Documents or Lender’s omission or delay in exercising any right it may have hereunder or otherwise, shall not constitute a cure of Borrower’s default in making the full payment due, an accord and satisfaction of any such obligation, or a waiver of any rights and remedies of Lender whatsoever in connection therewith.

14.

BORROWER’S WAIVER AND CONSENT. The undersigned and all endorsers, guarantors, if any, and all persons liable or to become liable on this Note: (a)  waive presentment, protest and demand, notice of protest, demand and dishonor and nonpayment of this Note; (b)  consent to any and all renewals and extensions in the time of payment hereof; (c) agree that at any time and from time to time without notice, the terms of payment herein may be modified or the security described in the Loan Documents released in whole or in part, or increased, changed or exchanged by agreement between the holder hereof and any owner of the security pledged by the Loan Documents, without in anywise affecting the liability of any party to this instrument or any person liable or to become liable with respect to any indebtedness evidenced hereby; and (d) waive, to the fullest extent permitted by law, the right to plead any and all statutes of limitations as a defense to any demand on this Note, or any guaranty hereof, or any agreement to pay the same, or any demand secured by the Loan Documents, or any and all obligations or liabilities arising out of or in connection with this Note or in the other Loan Documents.

Initials: EMN

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15.

SECURITY AND OTHER LOAN DOCUMENTS/RECOURSE.  This Note is secured by, among other things, the Pledge Agreement.  This Note, the Pledge Agreement, and all other documents evidencing or securing the indebtedness evidenced hereby or otherwise secured by the Pledge Agreement, are hereinafter collectively referred to as the “Loan Documents,” and individually as a “Loan Document,” as the context requires.  Notwithstanding anything in this Agreement to the contrary, Borrower shall remain personally liable for payment under the Loan Documents for 100% of Borrower’s obligation hereunder in addition to the collateral under the Pledge Agreement.

16.

OFFSET RIGHTS.  In addition to all liens upon and rights of setoff against the money, securities, or other property of Borrower given to Lender by law, Lender shall have a lien upon and a right of setoff against all money, securities, and other property of Borrower, now or hereafter in possession of or on deposit with Lender or the Bank, whether held in a general or special account or deposit, or safe-keeping or otherwise, and every such lien and right of setoff may be exercised without demand upon or notice to Borrower.  No lien or right of setoff shall be deemed to have been waived by any act or conduct on the part of Lender, or by any neglect to exercise such right of setoff or to enforce such lien, or by any delay in so doing, and every right of setoff and lien shall continue in full force and effect until such right of setoff or lien is specifically waived or released by an instrument in writing executed by Lender.

17.	BANKRUPTCY PROVISIONS.

(a)

Borrower shall have no right of reimbursement, subrogation, exoneration, contribution, or indemnity from or by any guarantor hereof, and Borrower does hereby waive any claim, as that term is defined in the United States Bankruptcy Code, which Borrower might now have or hereafter acquire against any guarantor hereof that arises from the existence or performance of the obligations hereunder.  The within waiver shall survive payment in full of the entire Loan Balance and remain in full force and effect in perpetuity.

(b)

Borrower agrees that, in the event that any payment made by or on behalf of Borrower or any guarantor hereof, or any portion of any such payment, shall at any time be returned by Lender pursuant to any order (whether or not final) by a court of competent jurisdiction, or any provision of the United States Bankruptcy Code as now existing or hereafter amended, or applicable state law, then the obligations of Borrower shall not be deemed to have been satisfied to the extent of the returned payment, the obligations of Borrower shall continue in full force and effect and Lender will continue to be entitled to the full benefits of this Note, including but not limited to the right to collect the returned amount.

18.	MISCELLANEOUS.

(a)

If any provision hereof or of any other Loan Document is, for any reason and to any extent, invalid or unenforceable, then neither the remainder of the document in which such provision is contained, nor the application of the provision to other persons, entities or circumstances, nor any other document referred to herein, shall be affected thereby, but instead shall be enforceable to the maximum extent permitted by law.

(b)	Time is of the essence with respect to all of Borrower’s obligations under this Note and the other Loan Documents.

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(c)	THIS NOTE SHALL BE GOVERNED, INTERPRETED, CONSTRUED AND REGULATED BY THE LAWS OF THE STATE OF NEVADA, EXCEPT THE CHOICE OF LAW PROVISIONS THEREOF.

(d)

Borrower hereby irrevocably submits to the nonexclusive jurisdiction of the courts of the State of Nevada and the United States District Court located in Clark County, Nevada, or the City of Las Vegas, Nevada, and appellate courts from any thereof, and irrevocably waives any and all rights to object to such jurisdiction for the purposes of litigation to enforce any provision hereof and irrevocably waives any objection which he/she/it may have to (a) the laying of the venue of any such action, suit or proceeding in any such court or (b) claim of inconvenient forum.  Nothing contained in this Note will be deemed to preclude Lender from bringing an action or proceeding with respect hereto in any other jurisdiction.

(e)

The provisions of this Note shall be binding upon Borrower and the heirs, legal representatives, successors and assigns of Borrower and shall inure to the benefit of Lender and any and all successors and assigns of Lender.  Lender’s interest in, to and under this Note and the other Loan Documents may be endorsed, assigned, transferred and conveyed, in whole or in part, by Lender to any party at any time and upon notice thereof to the Borrower, Lender shall have no further interest, liability or obligations thereunder except as expressly reserved.  Borrower may not assign, transfer or convey its interest under this Note and the other Loan Documents without Lender’s express written consent which may be granted or withheld in its sole and absolute discretion.

(f)	All captions and headings in this Note are for convenience of reference only and in no way shall be used to construe or modify the provisions set forth in this Note.

(g)	If Borrower consists of more than one party, all such parties shall be jointly and severally liable under any and all obligations of Borrower contained herein.

(h)

This Note, together with the other Loan Documents, constitute the entire agreement between Borrower and Lender with respect to the Note.  All understandings and agreements, oral or written, shall be deemed merged into the Loan Documents, which, taken together, shall alone fully and completely express the agreement between the parties with respect to the Note.

19.

WAIVER OF JURY TRIAL.  TO THE EXTENT PERMITTED BY LAW, ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS (I) UNDER THIS NOTE OR ANY OTHER LOAN DOCUMENT (II) ARISING FROM ANY LENDING RELATIONSHIP EXISTING IN CONNECTION WITH THIS NOTE OR ANY OTHER LOAN DOCUMENT IS HEREBY WAIVED BY BORROWER, AND IT IS AGREED BY BORROWER THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A JUDGE AND NOT BEFORE A JURY.

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PROMISSORY NOTE, Page 6

IN WITNESS WHEREOF, Borrower has executed and delivered this Note as of the date first above written.

BORROWER:

By:	/s/ Edward M. Nigro
EDWARD M. NIGRO

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